Exhibit 99.1
January 28, 2021

Dow reports fourth quarter 2020 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share was $1.65; Operating EPS¹ was $0.81, excluding significant items in the quarter totaling $0.84 per share, primarily related to a gain on the sale of certain U.S. Gulf Coast marine and terminal operations and assets, as well as a gain associated with a legal matter.
•Net sales were $10.7 billion, up 5% versus the year-ago period, with increased local prices, currency and volume. Dow’s fourth quarter sales increased 10% versus the prior quarter as the global economic recovery continued.
•Local price increased 2% versus the year-ago period, primarily driven by improved pricing in polyethylene and polyurethane applications. Currency increased sales by 2%. Sequentially, price increased 8% with improvements in all segments.
•Volume increased 1% versus the year-ago period, reaching pre-pandemic volume levels in all operating segments. The year-over-year increase was led by demand growth in Packaging & Specialty Plastics and Performance Materials & Coatings. Compared to the prior quarter, volume increased 2% with gains in Packaging & Specialty Plastics, Industrial Intermediates & Infrastructure and in all regions, driven by strong supply and demand fundamentals.
•Equity earnings were $106 million, up $127 million compared to the year-ago period, primarily driven by continued improvement in financial results at the Sadara joint venture.
•GAAP Net Income was $1.3 billion. Operating EBIT1 was $1.1 billion, up from $1.0 billion in the year-ago period due to margin expansion in polyethylene and polyurethane applications.
•Cash provided by operating activities – continuing ops. was $1.7 billion and free cash flow1 was $1.4 billion. Working capital was a $236 million source of cash despite increased sales. Free cash flow for the year was $5 billion, up $1.2 billion over the prior year. Cash conversion1 in the quarter was 93%, leading to a full-year rate of 112%, a 30% improvement over the prior year.
•Dividend returns to shareholders totaled $519 million in the quarter.
•Total cash and available committed liquidity at quarter-end was $14.6 billion, an increase of $3.9 billion over the year-ago period.
•Net debt1 was reduced by $837 million in the quarter, resulting in a total net debt improvement of more than $2.6 billion in 2020. The Company continues to have no substantive long-term debt maturities due until the second half of 2024.
•Dow completed the sale of select U.S. Gulf Coast marine and terminal operations and assets, receiving cash proceeds of $620 million in the quarter.
•Sadara reached agreement in principle on key terms for its debt reprofiling with all remaining lenders in January 2021, supporting the joint venture’s path toward cash flow self-sufficiency.
SUMMARY FINANCIAL RESULTS

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except per share amounts	4Q20	4Q19	vs. SQLY [B / (W)]	3Q20	vs. PQ [B / (W)]
Net Sales	$10,706	$10,204	$502	$9,712	$994
GAAP Income (Loss), Net of Tax	$1,254	(2,310)	$3,564	$(1)	$1,255
Operating EBIT[1]	$1,054	$1,033	$21	$761	$293
Operating EBIT Margin[1]	9.8%	10.1%	(30) bps	7.8%	200 bps
Operating EBITDA[1]	$1,780	$1,746	$34	$1,485	$295
GAAP Earnings (Loss) Per Share	$1.65	$(3.14)	$4.79	$(0.04)	$1.69
Operating Earnings Per Share[1]	$0.81	$0.78	$0.03	$0.50	$0.31
Cash Provided by Operating Activities - Continuing Ops	$1,656	$1,920	$(264)	$1,761	$(105)
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, Free Cash Flow, Cash Flow Conversion and Net Debt are non-GAAP measures. See page 6 for further discussion.

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports fourth quarter 2020 results

CEO QUOTE
Jim Fitterling, Dow’s chairman and chief executive officer, commented on the quarter:

“The Dow team delivered top- and bottom-line growth in the fourth quarter, reaching pre-pandemic levels across most businesses as the economic recovery continued to gain traction. Our consumer-led portfolio and ongoing focus on capturing demand drove year-over-year volume growth in every region and segment, as well as sequential price and margin expansion across the portfolio.

“We delivered free cash flow of $5 billion for the year, and further improved our cash conversion rate by 30 percent. This focus on cash flow generation, coupled with our execution of key strategic cash levers such as the sale of select U.S. Gulf Coast marine and terminal assets, enabled additional deleveraging in the quarter as we reduced total net debt by more than $2.6 billion for the year. And we also achieved a significant milestone for Sadara by reaching agreement in principle with the lenders on its debt reprofiling. This was a strong finish to a year where the Dow team capably overcame significant macroeconomic and other external challenges. I am confident about our path forward for 2021 and beyond."

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except margin percentages	4Q20	4Q19	vs. SQLY [B / (W)]	3Q20	vs. PQ [B / (W)]
Net Sales	$5,126	$4,840	$286	$4,565	$561
Operating EBIT	$780	$648	$132	$647	$133
Operating EBIT Margin	15.2%	13.4%	180 bps	14.2%	100 bps
Equity Earnings	$77	$27	$50	$71	$6

Packaging & Specialty Plastics net sales were $5.1 billion, up 6% versus the year-ago period. Local price increased 2% from improved supply and demand fundamentals in polyethylene, partly offset by lower ethylene and hydrocarbon co-product prices. Currency increased net sales by 2%. Volume increased 2%, primarily driven by olefin end-market demand. On a sequential basis, the segment recorded a 12% net sales improvement, primarily driven by continued strong pricing momentum across all regions and most applications, particularly in consumer packaging.

Equity earnings for the segment were $77 million, up $50 million compared to the year-ago period. Gains were driven by improved integrated polyethylene margins at the Sadara, Kuwait and Thai joint ventures.

Operating EBIT was $780 million, compared to $648 million in the year-ago period as a result of strong pricing and operating discipline. Sequentially, the segment expanded Op. EBIT margins by 100 basis points, driven by a continued recovery in consumer and industrial sectors.

Packaging and Specialty Plastics reported a net sales increase, primarily driven by improved polyethylene prices compared to the year-ago period. Volume was up slightly as gains in Asia Pacific were partially offset by declines in all other regions. Notably, the demand decline in the U.S. & Canada was mostly driven by lower licensing activity and lingering impacts of hurricane-driven outages. On a year-over-year basis, the business captured strong price increases, primarily in industrial and consumer packaging and flexible food and beverage packaging applications. Compared to the prior quarter and continuing a sequential trend since second quarter, the business delivered local price gains in all regions and double-digit gains in the U.S. & Canada and Latin America.

Hydrocarbons & Energy reported a net sales decline, primarily driven by lower global energy prices and partially offset by increased co-product demand compared to the year-ago period. Sequentially, double-digit increases in volume and price were the result of strong olefin end-market demand and rising energy prices.

Dow reports fourth quarter 2020 results

Industrial Intermediates & Infrastructure

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except margin percentages	4Q20	4Q19	vs. SQLY [B / (W)]	3Q20	vs. PQ [B / (W)]
Net Sales	$3,501	$3,253	$248	$3,058	$443
Operating EBIT	$296	$221	$75	$104	$192
Operating EBIT Margin	8.5%	6.8%	170 bps	3.4%	510 bps
Equity Earnings (Losses)	$36	$(45)	$81	$(13)	$49

Industrial Intermediates & Infrastructure net sales were $3.5 billion, up 8% versus the year-ago period. Local price improved 6%, primarily driven by significant increases in consumer goods and appliances. Currency increased net sales by 2%. Volume was resilient with growth from strong construction and durable goods demand, offset by downward pressure from supply limitations. On a sequential basis, the segment recorded a net sales increase of 14%, driven by significant price improvement in polyurethanes and robust demand in Industrial Solutions in line with the macroeconomic recovery.

Equity earnings for the segment were $36 million, an increase of $81 million compared to equity losses of $45 million in the year-ago period, driven by margin expansion at Sadara.

Operating EBIT was $296 million, compared to $221 million in the year-ago period due to strong supply and demand fundamentals in Polyurethanes & Construction Chemicals and at Sadara. Sequentially, the segment increased Op. EBIT by $192 million driven by significant improvement in margin-over-raw material costs across both businesses.

Polyurethanes & Construction Chemicals reported a double-digit net sales increase compared to the year-ago period, primarily due to significantly higher local prices in polyurethane applications, with improvements in all regions except Latin America. Demand recovery in Europe, Middle East, Africa and India (EMEAI) and Latin America, particularly in construction and consumer durables, was more than offset by lower supply volumes from planned and unplanned maintenance, weak demand for aircraft de-icing fluids, and reduced participation in select markets. And sequentially, the business delivered double-digit sales growth, driven by strong local pricing in all regions, as well as in furniture & bedding and appliance end markets.

Industrial Solutions reported flat net sales compared to the year-ago period with higher volumes and currency, offset by lower prices in materials for industrial manufacturing. Improved demand in solvents for coatings, industrial fluids, electronics, and pharma applications was partially offset by declines in materials for energy and aircraft de-icing fluids as a result of the pandemic. Volume gains in Asia Pacific, Latin America, and EMEAI were partially offset by declines in the U.S. & Canada. Sequentially, net sales increased double digits across all regions due to improved volume and price fundamentals as a result of the continued industrial market recovery.

Performance Materials & Coatings

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except margin percentages	4Q20	4Q19	vs. SQLY [B / (W)]	3Q20	vs. PQ [B / (W)]
Net Sales	$2,029	$2,035	$(6)	$2,002	$27
Operating EBIT	$50	$233	$(183)	$75	$(25)
Operating EBIT Margin	2.5%	11.4%	(890) bps	3.7%	(120) bps
Equity Earnings	$2	$2	$0	$1	$1

Dow reports fourth quarter 2020 results

Performance Materials & Coatings net sales were $2 billion, approximately flat with the year-ago period. Volume increased 2% as growth in do-it-yourself (DIY) architectural coatings and home care was partially offset by declines in siloxanes. Local price decreased 3%, primarily due to home and personal care product mix and weaker monomer market dynamics. Currency increased net sales by 1%. On a sequential basis, the segment recorded a 1% sales increase as strong demand for silicones and positive pricing momentum for acrylic monomers were offset by seasonal demand declines in coatings.

Operating EBIT was $50 million, compared to $233 million in the year-ago period, as volume growth in silicones and coatings applications was more than offset by price and volume declines in siloxanes. Sequentially, Op. EBIT was down $25 million as margin expansion in silicone applications was more than offset by seasonality in coatings end markets.

Consumer Solutions reported a decrease in net sales as demand growth in home care, consumer & electronics, and high-performance building applications was more than offset by lower volumes in siloxanes and high-end personal care. Price declines were led by product mix changes in home and personal care. Compared to the prior quarter and continuing a sequential trend since second quarter, the business delivered volume gains as mobility & transportation and consumer & electronics end markets showed continued recovery. Further, personal care sales improved sequentially due to increased consumer demand.

Coatings & Performance Monomers reported higher net sales with a double-digit volume increase overall and growth in all regions. The business benefitted from strong demand for architectural coatings as consumers continued to focus on DIY projects, as well as modest value chain restocking. This was partially offset by local price declines, primarily due to weaker monomer market dynamics compared to the year-ago period. Sequentially, the business experienced positive pricing momentum particularly in acrylates, which was more than offset by seasonal demand declines for coating applications in the Northern Hemisphere.

OUTLOOK

“Dow enters 2021 with sequential momentum and is well-positioned for continued profitable growth in the ongoing economic recovery and improving industry cycle,” said Fitterling. “We will maintain our disciplined focus on our capital allocation priorities as we continue to benefit from our improving cost structure, financial flexibility and low-cost operating model. As the market recovery broadens, we anticipate increasing margins as differentiated parts of our portfolio see improving demand. Longer-term, we expect to deliver ongoing significant value through increased innovation, operational efficiencies, and a leading ESG profile that will further distinguish us from our peers."

Conference Call
Dow will host a live webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company, with a purpose to deliver a sustainable future for the world through our materials science expertise and collaboration with our partners. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer care. Dow operates 106 manufacturing sites in 31 countries and employs approximately 35,700 people. Dow delivered sales of approximately $39 billion in 2020. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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Dow reports fourth quarter 2020 results

For further information, please contact:

Investors:	Media:
Colleen Kay	Kyle Bandlow
ckay@dow.com	kbandlow@dow.com
+1 989-636-0920	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” "target," “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; the continuing global and regional economic impacts of the coronavirus disease 2019 (“COVID-19”) pandemic and other public health-related risks and events on Dow’s business; capital requirements and need for and availability of financing; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war; weather events and natural disasters; and disruptions in Dow’s information technology networks and systems.

Risks related to Dow's separation from DowDuPont include, but are not limited to: (i) Dow's inability to achieve some or all of the benefits that it expects to receive from the separation from DowDuPont; (ii) certain tax risks associated with the separation; (iii) the failure of Dow's pro forma financial information to be a reliable indicator of Dow's future results; (iv) Dow's inability to receive third-party consents required under the separation agreement; (v) non-compete restrictions under the separation agreement; (vi) receipt of less favorable terms in the commercial agreements Dow entered into with DuPont and Corteva, Inc. (“Corteva”), including restrictions under intellectual property cross-license agreements, than Dow would have received from an unaffiliated third party; and (vii) Dow's obligation to indemnify DuPont and/or Corteva for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section of this Annual Report on Form 10-K titled “Risk Factors.” These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and TDCC assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

Separation from DowDuPont
On April 1, 2019, DowDuPont Inc. ("DowDuPont" and effective June 3, 2019, n/k/a DuPont de Nemours, Inc. or "DuPont") completed the separation of its materials science business and Dow Inc. became the direct parent company of The Dow Chemical Company and its consolidated subsidiaries ("TDCC" and together with Dow Inc., "Dow" or the "Company"), owning all of the outstanding common shares of TDCC. For filings related to the period commencing April 1, 2019 and thereafter, TDCC was deemed the predecessor to Dow Inc., and the historical results of TDCC are deemed the historical results of Dow Inc. for periods prior to and including March 31, 2019. The information in this report reflects the results of Dow and its consolidated subsidiaries, after giving effect to the distribution to DowDuPont of TDCC’s agricultural sciences business (“AgCo”) and specialty products business (“SpecCo”) and the receipt of E. I. du Pont de Nemours and Company and its consolidated subsidiaries' (“Historical DuPont”) ethylene and ethylene copolymers business (other than its ethylene acrylic elastomers business) ("ECP").

The separation was contemplated by the merger of equals transaction effective August 31, 2017, under the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017. TDCC and Historical DuPont each merged with subsidiaries of DowDuPont and, as a result, TDCC and Historical DuPont became subsidiaries of DowDuPont (the “Merger”). Subsequent to the Merger, TDCC and Historical DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information is based on the consolidated financial statements of TDCC, adjusted to give effect to the separation from DowDuPont as if it had been consummated on January 1, 2017. For the twelve months ended December 31, 2019, pro forma adjustments have been made for (1) the margin impact of various manufacturing, supply and service related agreements entered into with DuPont and Corteva in connection with the separation which provide for different pricing than the historical intercompany and intracompany pricing practices of TDCC and Historical DuPont and (2) the elimination of the impact of events directly attributable to the Merger, internal reorganization and business realignment, separation, distribution and other related transactions (e.g., one-time transaction costs). The results for the three months ended December 31, 2020 and 2019 and the twelve months ended December 31, 2020, are presented under accounting principles generally accepted in the United States of America ("U.S. GAAP").

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what Dow's results of operations actually would have been had the separation from DowDuPont been completed as of January 1, 2017, nor is it indicative of the future operating results of Dow. The unaudited pro forma information does not reflect restructuring or integration activities or other costs following the separation from DowDuPont that may be incurred to achieve cost or growth synergies of Dow. For further information on the unaudited pro forma financial information, please refer to the Company's Current Report on Form 8-K dated June 3, 2019.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include the Company's pro forma consolidated results and pro forma earnings per share on an adjusted basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 13. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating earnings (loss) per share is defined as "Earnings (loss) per common share from continuing operations - diluted" excluding the after-tax impact of significant items. Pro forma operating earnings (loss) per share is defined as "Pro forma earnings (loss) per common share from continuing operations - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) from continuing operations before income taxes") before interest, excluding the impact of significant items. Pro forma operating EBIT is defined as pro forma earnings (i.e., "Pro forma income (loss) from continuing operations before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales. Pro forma Operating EBIT margin is defined as pro forma Operating EBIT as a percentage of pro forma net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items. Pro forma operating EBITDA is defined as pro forma earnings (i.e., "Pro forma income (loss) from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free cash flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, free cash flow represents the cash generated by the Company from operations after investing in its asset base. Free cash flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free cash flow is an integral financial measure used in the Company's financial planning process.

Cash flow conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes cash flow conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Net debt is defined as total gross debt minus "Cash and cash equivalents" and "Marketable securities." The Company believes net debt is the best representation of its financial leverage at this point in time.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Twelve Months Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Net sales	$10,706	$10,204	$38,542	$42,951
Cost of sales	9,135	8,718	33,346	36,657
Research and development expenses	214	173	768	765
Selling, general and administrative expenses	408	332	1,471	1,590
Amortization of intangibles	101	99	401	419
Restructuring, goodwill impairment and asset related charges (credits) - net	(11)	2,851	708	3,219
Integration and separation costs	65	99	239	1,063
Equity in earnings (losses) of nonconsolidated affiliates	106	(21)	(18)	(94)
Sundry income (expense) - net	1,115	92	1,269	461
Interest income	11	23	38	81
Interest expense and amortization of debt discount	210	222	827	933
Income (loss) from continuing operations before income taxes	1,816	(2,196)	2,071	(1,247)
Provision for income taxes on continuing operations	562	114	777	470
Income (loss) from continuing operations, net of tax	1,254	(2,310)	1,294	(1,717)
Income from discontinued operations, net of tax	—	—	—	445
Net income (loss)	1,254	(2,310)	1,294	(1,272)
Net income attributable to noncontrolling interests	18	13	69	87
Net income (loss) available for Dow Inc. common stockholders	$1,236	$(2,323)	$1,225	$(1,359)
	—	—	—	—
Per common share data:
Earnings (loss) per common share from continuing operations - basic	$1.66	$(3.14)	$1.64	$(2.42)
Earnings per common share from discontinued operations - basic	—	—	—	0.58
Earnings (loss) per common share - basic	$1.66	$(3.14)	$1.64	$(1.84)
Earnings (loss) per common share from continuing operations - diluted	$1.65	$(3.14)	$1.64	$(2.42)
Earnings per common share from discontinued operations - diluted	—	—	—	0.58
Earnings (loss) per common share - diluted	$1.65	$(3.14)	$1.64	$(1.84)

Weighted-average common shares outstanding - basic	742.1	740.2	740.5	742.5
Weighted-average common shares outstanding - diluted	745.0	740.2	742.3	742.5

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Dec 31, 2020	Dec 31, 2019
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2020: $26; 2019: $37)	$5,104	$2,367
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2020: $51; 2019: $45)	4,839	4,844
Other	2,551	2,711
Inventories	5,701	6,214
Other current assets	889	679
Total current assets	19,084	16,815
Investments
Investment in nonconsolidated affiliates	1,327	1,404
Other investments (investments carried at fair value - 2020: $1,674; 2019: $1,584)	2,775	2,588
Noncurrent receivables	465	1,063
Total investments	4,567	5,055
Property
Property	56,325	54,910
Less: Accumulated depreciation	36,086	33,914
Net property (variable interest entities restricted - 2020: $232; 2019: $330)	20,239	20,996
Other Assets
Goodwill	8,908	8,796
Other intangible assets (net of accumulated amortization - 2020: $4,428; 2019: $3,886)	3,352	3,759
Operating lease right-of-use assets	1,856	2,072
Deferred income tax assets	2,215	2,213
Deferred charges and other assets	1,249	818
Total other assets	17,580	17,658
Total Assets	$61,470	$60,524
Liabilities and Equity
Current Liabilities
Notes payable	$156	$586
Long-term debt due within one year	460	435
Accounts payable:
Trade	3,763	3,889
Other	2,126	2,064
Operating lease liabilities - current	416	421
Income taxes payable	397	522
Accrued and other current liabilities	3,790	2,762
Total current liabilities	11,108	10,679
Long-Term Debt (variable interest entities nonrecourse - 2020: $6; 2019: $34)	16,491	15,975
Other Noncurrent Liabilities
Deferred income tax liabilities	405	347
Pension and other postretirement benefits - noncurrent	11,648	10,083
Asbestos-related liabilities - noncurrent	1,013	1,060
Operating lease liabilities - noncurrent	1,521	1,739
Other noncurrent obligations	6,279	6,547
Total other noncurrent liabilities	20,866	19,776
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2020: 755,993,198 shares; 2019: 751,228,644 shares)	8	8
Additional paid-in capital	7,595	7,325
Retained earnings	16,361	17,045
Accumulated other comprehensive loss	(10,855)	(10,246)
Unearned ESOP shares	(49)	(91)
Treasury stock at cost (2020: 12,803,303 shares; 2019: 9,729,834 shares)	(625)	(500)
Dow Inc.’s stockholders’ equity	12,435	13,541
Noncontrolling interests	570	553
Total equity	13,005	14,094
Total Liabilities and Equity	$61,470	$60,524

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(In millions) (Unaudited) For the years ended Dec 31,	2020	2019
Operating Activities
Net income (loss)	$1,294	$(1,272)
Less: Income from discontinued operations, net of tax	—	445
Income (loss) from continuing operations, net of tax	1,294	(1,717)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,874	2,938
Provision (credit) for deferred income tax	258	(228)
Earnings of nonconsolidated affiliates less than dividends received	443	1,114
Net periodic pension benefit cost	266	144
Pension contributions	(299)	(261)
Net gain on sales of assets, businesses and investments	(802)	(81)
Restructuring, goodwill impairment and asset related charges - net	708	3,219
Other net loss	318	198
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	171	1,253
Inventories	515	668
Accounts payable	(84)	(948)
Other assets and liabilities, net	590	(586)
Cash provided by operating activities - continuing operations	6,252	5,713
Cash provided by (used for) operating activities - discontinued operations	(26)	217
Cash provided by operating activities	6,226	5,930
Investing Activities
Capital expenditures	(1,252)	(1,961)
Investment in gas field developments	(5)	(76)
Purchases of previously leased assets	(5)	(9)
Proceeds from sales of property and businesses, net of cash divested	929	84
Acquisitions of property and businesses, net of cash acquired	(130)	—
Investments in and loans to nonconsolidated affiliates	(333)	(638)
Distributions and loan repayments from nonconsolidated affiliates	7	89
Purchases of investments	(1,203)	(899)
Proceeds from sales and maturities of investments	1,122	1,252
Other investing activities, net	29	—
Cash used for investing activities - continuing operations	(841)	(2,158)
Cash used for investing activities - discontinued operations	—	(34)
Cash used for investing activities	(841)	(2,192)
Financing Activities
Changes in short-term notes payable	(431)	307
Proceeds from issuance of short-term debt greater than three months	163	—
Payments on short-term debt greater than three months	(163)	—
Proceeds from issuance of long-term debt	4,672	2,287
Payments on long-term debt	(4,653)	(5,561)
Purchases of treasury stock	(125)	(500)
Proceeds from issuance of stock	108	93
Transaction financing, debt issuance and other costs	(175)	(119)
Employee taxes paid for share-based payment arrangements	(27)	(60)
Distributions to noncontrolling interests	(62)	(77)
Purchases of noncontrolling interests	—	(297)
Dividends paid to stockholders	(2,071)	(1,550)
Dividends paid to DowDuPont Inc.	—	(535)
Settlements and transfers related to separation from DowDuPont Inc.	—	1,935
Cash used for financing activities - continuing operations	(2,764)	(4,077)
Cash used for financing activities - discontinued operations	—	(18)
Cash used for financing activities	(2,764)	(4,095)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	107	(27)
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	2,728	(384)
Cash, cash equivalents and restricted cash at beginning of year	2,380	2,764
Cash, cash equivalents and restricted cash at end of year	$5,108	$2,380
Less: Restricted cash and cash equivalents, included in "Other current assets"	4	13
Cash and cash equivalents at end of year	$5,104	$2,367

Dow Inc. and Subsidiaries
Pro Forma Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
	As Reported	As Reported	As Reported	Pro Forma
Net sales	$10,706	$10,204	$38,542	$42,998
Cost of sales	9,135	8,718	33,346	36,689
Research and development expenses	214	173	768	765
Selling, general and administrative expenses	408	332	1,471	1,590
Amortization of intangibles	101	99	401	419
Restructuring, goodwill impairment and asset related charges (credits) - net	(11)	2,851	708	3,219
Integration and separation costs	65	99	239	1,013
Equity in earnings (losses) of nonconsolidated affiliates	106	(21)	(18)	(94)
Sundry income (expense) - net	1,115	92	1,269	461
Interest income	11	23	38	82
Interest expense and amortization of debt discount	210	222	827	932
Income (loss) from continuing operations before income taxes	1,816	(2,196)	2,071	(1,180)
Provision for income taxes on continuing operations	562	114	777	485
Income (loss) from continuing operations, net of tax	1,254	(2,310)	1,294	(1,665)
Net income attributable to noncontrolling interests	18	13	69	74
Net income (loss) from continuing operations available for Dow Inc. common stockholders	$1,236	$(2,323)	$1,225	$(1,739)

Per common share data:
Earnings (loss) per common share from continuing operations - basic	$1.66	$(3.14)	$1.64	$(2.35)
Earnings (loss) per common share from continuing operations - diluted	$1.65	$(3.14)	$1.64	$(2.35)

Weighted-average common shares outstanding - basic [1]	742.1	740.2	740.5	742.5
Weighted-average common shares outstanding - diluted [1]	745.0	740.2	742.3	742.5
1.    The weighted-average common shares outstanding - basic and diluted for the twelve months ended December 31, 2019, are the same under both U.S. GAAP and on a pro forma basis.

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$5,126	$4,840	$18,301	$20,245
Industrial Intermediates & Infrastructure	3,501	3,253	12,021	13,449
Performance Materials & Coatings	2,029	2,035	7,951	8,961
Corporate	50	76	269	343
Total	$10,706	$10,204	$38,542	$42,998
U.S. & Canada	$3,697	$3,612	$13,582	$15,582
EMEAI [1]	3,575	3,384	12,969	14,618
Asia Pacific	2,315	2,212	8,165	8,683
Latin America	1,119	996	3,826	4,115
Total	$10,706	$10,204	$38,542	$42,998

Pro Forma Net Sales Variance by Segment and Geographic Region	Three Months Ended Dec 31, 2020				Twelve Months Ended Dec 31, 2020 [2]
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	2%	2%	2%	6%	(11)%	—%	1%	(10)%
Industrial Intermediates & Infrastructure	6	2	—	8	(5)	—	(6)	(11)
Performance Materials & Coatings	(3)	1	2	—	(6)	—	(5)	(11)
Total	2%	2%	1%	5%	(7)%	—%	(3)%	(10)%
Total, excluding the Hydrocarbons & Energy business	4%	2%	—%	6%	(5)%	—%	(4)%	(9)%
U.S. & Canada	6%	—%	(4)%	2%	(5)%	—%	(8)%	(13)%
EMEAI [1]	(4)	4	6	6	(12)	—	1	(11)
Asia Pacific	4	2	(1)	5	(6)	—	—	(6)
Latin America	6	(1)	7	12	(7)	—	—	(7)
Total	2%	2%	1%	5%	(7)%	—%	(3)%	(10)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Dec 31, 2020
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	8%	—%	4%	12%
Industrial Intermediates & Infrastructure	12	—	2	14
Performance Materials & Coatings	2	1	(2)	1
Total	8%	—%	2%	10%
Total, excluding the Hydrocarbons & Energy business	8%	—%	1%	9%
U.S. & Canada	8%	—%	1%	9%
EMEAI [1]	7	1	1	9
Asia Pacific	8	1	3	12
Latin America	11	—	4	15
Total	8%	—%	2%	10%
1.Europe, Middle East, Africa, and India.
2.As reported net sales for the twelve months ended December 31, 2020 compared with pro forma net sales for the twelve months ended December 31, 2019.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended		Twelve Months Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$780	$648	$2,325	$2,904
Industrial Intermediates & Infrastructure	296	221	355	845
Performance Materials & Coatings	50	233	314	918
Corporate	(72)	(69)	(279)	(315)
Total	$1,054	$1,033	$2,715	$4,352

Depreciation and Amortization by Segment	Three Months Ended		Twelve Months Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$342	$332	$1,372	$1,435
Industrial Intermediates & Infrastructure	155	153	605	594
Performance Materials & Coatings	222	222	870	877
Corporate	7	6	27	32
Total	$726	$713	$2,874	$2,938

Operating EBITDA by Segment	Three Months Ended		Twelve Months Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$1,122	$980	$3,697	$4,339
Industrial Intermediates & Infrastructure	451	374	960	1,439
Performance Materials & Coatings	272	455	1,184	1,795
Corporate	(65)	(63)	(252)	(283)
Total	$1,780	$1,746	$5,589	$7,290

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended		Twelve Months Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$77	$27	$173	$162
Industrial Intermediates & Infrastructure	36	(45)	(166)	(241)
Performance Materials & Coatings	2	2	6	5
Corporate	(9)	(5)	(31)	(20)
Total	$106	$(21)	$(18)	$(94)

Reconciliation of "Income (loss) from continuing operations, net of tax" to "Operating EBIT"	Three Months Ended		Twelve Months Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Income (loss) from continuing operations, net of tax	$1,254	$(2,310)	$1,294	$(1,665)
+ Provision for income taxes on continuing operations	562	114	777	485
Income (loss) from continuing operations before income taxes	$1,816	$(2,196)	$2,071	$(1,180)
- Interest income	11	23	38	82
+ Interest expense and amortization of debt discount	210	222	827	932
- Significant items	961	(3,030)	145	(4,682)
Operating EBIT (non-GAAP)	$1,054	$1,033	$2,715	$4,352

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Dec 31, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,816	$1,236	$1.65
Less: Significant items
Integration and separation costs	(65)	(50)	(0.07)	Integration and separation costs
Restructuring and asset related credits - net	11	10	0.01	Restructuring, goodwill impairment and asset related charges - net
Warranty accrual adjustment of exited business	11	8	0.01	Cost of sales
Restructuring implementation costs [4]	(10)	(8)	(0.01)	Cost of sales ($7 million); SG&A ($3 million)
Net gain on divestiture and asset sale [5]	497	469	0.63	Sundry income (expense) - net
Litigation related charges, awards and adjustments [6]	538	481	0.65	Sundry income (expense) - net
Indemnifications and other transaction related costs [7]	(21)	(21)	(0.03)	Sundry income (expense) - net
Income tax related items [8]	—	(260)	(0.35)	Provision for income taxes on continuing operations
Total significant items	$961	$629	$0.84
Operating results (non-GAAP)	$855	$607	$0.81

Significant Items Impacting Results for the Three Months Ended Dec 31, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(2,196)	$(2,323)	$(3.14)
Less: Significant items
Integration and separation costs	(99)	(89)	(0.12)	Integration and separation costs
Restructuring, goodwill impairment and asset related charges - net [9]	(2,851)	(2,842)	(3.84)	Restructuring, goodwill impairment and asset related charges - net
Loss on divestiture	(5)	(4)	(0.01)	Sundry income (expense) - net
Loss on early extinguishment of debt	(58)	(49)	(0.07)	Sundry income (expense) - net
Indemnification and other transaction related costs [7]	(17)	(17)	(0.02)	Sundry income (expense) - net
Income tax related items [8]	—	101	0.14	Provision for income taxes on continuing operations
Total significant items	$(3,030)	$(2,900)	$(3.92)
Operating results (non-GAAP)	$834	$577	$0.78
1."Income (loss) from continuing operations before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share from continuing operations - diluted."
4.Costs associated with implementing the Company's 2020 Restructuring Program.
5.Primarily related to a gain on the sale of marine and terminal operations and assets in the U.S.
6.Related to a gain associated with a legal matter with Nova Chemicals Corporation ("Nova").
7.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
8.The three months ended December 31, 2020 includes tax valuation allowances recorded in the U.S., primarily due to the filing of the final combined Dow and DuPont tax return and related unutilized foreign tax credits. The Company projects it is more likely than not that a portion of these foreign tax credits and other tax attributes will remain unutilized prior to their expiration. The three months ended December 31, 2019 primarily relates to the effects of Swiss tax reform.
9.Primarily related to a $1,755 million pretax charge associated with Sadara (including an other-than-temporary impairment of the Company's equity method investment in Sadara and the reserve of loan and accounts receivable balances associated with Sadara) and a $1,039 million pretax impairment charge related to goodwill associated with the Coatings & Performance Monomers reporting unit.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Twelve Months Ended Dec 31, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,071	$1,225	$1.64
Less: Significant items
Integration and separation costs	(239)	(186)	(0.25)	Integration and separation costs
Restructuring and asset related charges - net [4]	(708)	(570)	(0.78)	Restructuring, goodwill impairment and asset related charges - net
Warranty accrual adjustment of exited business	11	8	0.01	Cost of sales
Restructuring implementation costs [5]	(10)	(8)	(0.01)	Cost of sales ($7 million); SG&A ($3 million)
Net gain on divestitures and asset sale [6]	717	664	0.89	Sundry income (expense) - net
Litigation related charges, awards and adjustments [7]	544	487	0.66	Sundry income (expense) - net
Loss on early extinguishment of debt	(149)	(122)	(0.16)	Sundry income (expense) - net
Indemnification and other transaction related costs [8]	(21)	(21)	(0.03)	Sundry income (expense) - net
Income tax related items [9]	—	(260)	(0.35)	Provision for income taxes on continuing operations
Total significant items	$145	$(8)	$(0.02)
Operating results (non-GAAP)	$1,926	$1,233	$1.66

Significant Items Impacting Results for the Twelve Months Ended Dec 31, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$(1,180)	$(1,739)	$(2.35)
Less: Significant items
Integration and separation costs	(1,013)	(824)	(1.11)	Integration and separation costs
Restructuring, goodwill impairment and asset related charges - net [10]	(3,219)	(3,160)	(4.26)	Restructuring, goodwill impairment and asset related charges - net
Warranty accrual adjustment of exited business	39	30	0.04	Cost of sales
Environmental charges [11]	(399)	(311)	(0.42)	Cost of Sales
Loss on divestitures	(49)	(47)	(0.06)	Sundry income (expense) - net
Loss on early extinguishment of debt	(102)	(83)	(0.11)	Sundry income (expense) - net
Litigation related charges, awards and adjustments [7]	205	178	0.24	Sundry income (expense) - net
Indemnification and other transaction related costs [8]	(144)	(257)	(0.34)	Cost of sales ($75 million); Sundry income (expense) - net ($69 million); Provision for income taxes on continuing operations ($113 million)
Income tax related items [9]	—	101	0.14	Provision for income taxes on continuing operations
Total significant items	$(4,682)	$(4,373)	$(5.88)
Operating pro forma results (non-GAAP)	$3,502	$2,634	$3.53
1."Income (loss) from continuing operations before income taxes" or pro forma "Income (loss) from continuing operations before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders" or pro forma "Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share from continuing operations - diluted" or pro forma "Earnings (loss) per common share from continuing operations - diluted."
4.Includes Board approved restructuring plans and asset related charges, which include other asset impairments.
5.Costs associated with implementing the Company's 2020 Restructuring Program.
6.Primarily related to a gain on the sale of rail infrastructure in the U.S. & Canada and a gain on the sale of marine and terminal operations and assets in the U.S.
7.The twelve months ended December 31, 2020 includes a gain associated with a legal matter with Nova. The twelve months ended December 31, 2019 includes a gain associated with a legal matter with Nova as well as a gain related to an adjustment of the Dow Silicones breast implant liability and a charge related to the settlement of the Dow Silicones commercial creditor matters.
8.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
9.The twelve months ended December 31, 2020 includes tax valuation allowances recorded in the U.S., primarily due to the filing of the final combined Dow and DuPont tax return and related unutilized foreign tax credits. The Company projects it is more likely than not that a portion of these foreign tax credits and other tax attributes will remain unutilized prior to their expiration. The twelve months ended December 31, 2019 primarily relates to the effects of Swiss tax reform.
10.Primarily related to a $1,755 million pretax charge associated with Sadara (including an other-than-temporary impairment of the Company's equity method investment in Sadara and the reserve of loan and accounts receivable balances associated with Sadara) and a $1,039 million pretax impairment charge related to goodwill associated with the Coatings & Performance Monomers reporting unit.
11.Related to environmental remediation, primarily resulting from the culmination of long-standing negotiations with regulators and/or agencies and review of additional costs to manage ongoing remediation activities resulting from Dow’s separation from DowDuPont and related agreements with Corteva and DuPont.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Reconciliation of Free Cash Flow	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Cash provided by operating activities - continuing operations (GAAP)	$1,656	$1,920	$6,252	$5,713
Capital expenditures	(297)	(577)	(1,252)	(1,961)
Free cash flow (non-GAAP)	$1,359	$1,343	$5,000	$3,752

Reconciliation of Cash Flow Conversion	Three Months Ended		Twelve Months Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
In millions (Unaudited)
Cash provided by operating activities - continuing operations (GAAP)	$1,656	$1,920	$6,252	$5,713
Operating EBITDA (non-GAAP)	1,780	1,746	5,589	7,290
Cash flow conversion (Operating EBITDA to cash flow from operations) (non-GAAP)	93.0%	110.0%	111.9%	78.4%

Reconciliation of Net Debt	Dec 31, 2020	Dec 31, 2019
In millions (Unaudited)
Notes payable	$156	$586
Long-term debt due within one year	460	435
Long-term debt	16,491	15,975
Gross debt (GAAP)	$17,107	$16,996
- Cash and cash equivalents	5,104	2,367
- Marketable securities [1]	45	21
Net debt (non-GAAP)	$11,958	$14,608
1.The Company’s investments in marketable securities are included in “Other current assets” in the consolidated balance sheets.